UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

ALDEL FINANCIAL INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

In Automotive, Issue 2021 October

By Craig Manning

Days Of Thunder: How Hagerty

Went From Basement Startup To

Public Powerhouse

It’s 1984, and Frank and Louise Hagerty are at wits’ end, unable to find solid insurance coverage for their prized wooden boats. So the married couple comes to a simple conclusion: If they need this kind of specialty insurance and can’t find it, then surely others are experiencing the same – and that means a market need.

Just like that, Hagerty Insurance is born – launched, in the tradition of classic startup stories, in the basement of the Hagerty family home, located on Old Mission Peninsula in Traverse City. Initially, the Hagertys focused only on insurance coverage for specialty boats. But by 1991, what had become Hagerty Insurance expanded its reach, adding insurance for classic cars.

Thirty years since the classic car pivot and 37 years since that basement moment, the company – now known simply as Hagerty – is a global juggernaut. Valued at more than $3 billion, with more than 1,500 employees worldwide and an estimated membership reach of 1.8 million people, the company has now acquired some of the biggest car events in the world, further accelerating its expansion. By almost any measure, Hagerty is likely the biggest success story the Traverse City business scene has ever produced.

It’s also a trailblazer: On August 18, Hagerty announced a blockbuster deal that will make it Traverse City’s biggest-ever public company. The deal, a Special Purpose Acquisition Company (SPAC) merger with Aldel Financial, will result in Aldel being renamed “Hagerty, Inc.” and being listed on the New York Stock Exchange (NYSE) under the ticker of HGTY.

It’s been a fascinating journey from the days of the basement office and the wooden boats. For this month’s cover story, the TCBN charts the twisty paths Hagerty has traveled so far – and hears from its leaders and industry observers who tell of the many roads still to come.

Going the Extra Mile: From insurance to all things automotive

Even for those familiar with Hagerty over the years, it’s hard to pinpoint the precise moment the company went from being “just” an insurance company to what it is now. In local circles, it’s still not uncommon to hear Hagerty referred to as “Hagerty Insurance” – even though labeling Hagerty an insurance company in 2021 is like calling Amazon a retailer of books.

Jack Butcher – Hagerty’s president of global markets – said that insuring classic cars remains the pièce de resistance of the business. (And yes, Hagerty still offers specialty boat insurance, though that segment is a much smaller niche.)

“That original commitment, that original mission [of insurance], is unchanged,” Butcher said. “Well in excess of 90 percent of the revenue of Hagerty today resides in the insurance business. But we are continuing to build around that. You can expect that we will continue to invest and grow the insurance business, because it’s a marvelous lead for us. But what we’re finding is: Insurance is a tool that auto enthusiasts use to protect and restore what they love. And it’s that passion around the vehicles and the love of driving that leads us to build out around that, to serve and feed that passion with all these other automotive businesses [that we have today].”

When asked when exactly Hagerty evolved beyond its initial insurance focus, Chief Operations Officer Coco Champagne – a 22-year veteran of the company – insisted the shift was gradual: “I don’t know that there was a lightning bolt moment.”

Instead, there came a point – Champagne estimates around 2012 – when CEO McKeel Hagerty made some key strategic decisions that set the business up for growth. First, it made more sense to brand the company broadly (as “Hagerty”) than to keep the industry-specific mantle of “Hagerty Insurance.” More importantly, Champagne said McKeel realized that growing Hagerty with a focus aimed at all 360 degrees of the automotive world would open a lot more doors than trying to expand laterally into less specialized classes of car insurance.

“It just felt like, in order to have mastery over our niche, [our focus should be] more around cars, and more about collecting cars and people’s passion for their cars, [than around just insurance],” Champagne said. “That felt like more of an unmet need that we could have mastery over, versus doing an adjacency insurance offering for somebody’s regular-use vehicle. A lot of our insurance partners do very, very well in that space, and we couldn’t really compete with that. It was a better strategy for us to stick to doing this collector/enthusiast vehicle insurance, and partnering with [those major insurance players].”

Today, Hagerty is the go-to partner for major insurance carriers like Allstate, Progressive, and State Farm when it comes to policies for classic or collector vehicles. The company also has partnerships “with nine of the top 10 insurance brokers in the world,” according to Butcher.

If insurance is Hagerty’s gravitational center, though, the other pieces of the business are satellites that orbit the core. And as of 2021, those satellites are almost too numerous to list. Here’s just some of what the company has going:

•	A “Driver’s Club” that offers members access to exclusive car shows, track events, seminars, automotive deals and discounts, proprietary vehicle valuation data, roadside assistance service, and a magazine with contributions from big car world players like Jay Leno.

•	A leadership presence with online auto videos and series. One hit show, Barn Find Hunter, follows author and car enthusiast Tom Cotter as he travels the country “searching for forgotten classics in barns, backyards, and scrapyards.” Another, Redline Rebuild, shows time-lapse videos of host Davin Reckow working “tirelessly in the shop bringing old engines to life.” A third, The Next Big Thing, features “famed urban Outlaw” Magnus Walker, who explores affordable and underappreciated cars in hopes of finding the vehicles that tomorrow’s automotive enthusiasts will go nuts for. These three series and more than a dozen others can be streamed free on YouTube or Hagerty.com.

•	A new offering called Garage + Social, which Champagne said “solves a vehicle storage problem for people that live in an urban environment.” Those city-dwelling car lovers, Champagne explained, often “have a vehicle that they love, and it’s very meaningful for them, but they don’t have a place to store it.” With locations (so far) in New York, Chicago, Miami Beach, Delray Beach, and Toronto, Garage + Social offers enthusiasts “climate-controlled, dust-free garages with 24/7 security.” The program also aims to create communities of like-minded auto enthusiasts by providing a “premium social space” for those individuals to get together and admire one another’s cars.

•	An impressive array of car events. Since September 2019, Hagerty has acquired several of the biggest auto events in the United States, including the Amelia Island Concours d’Elegance, the Concours of America (moving to downtown Detroit in 2022), the California Mille (held in and around the San Francisco Bay Area), the Greenwich Concours, and McCall’s Motorworks (part of Monterey Car Week). Per Stuart Foster, Hagerty’s president of automotive business, the event space offers “critical ways for us to engage with enthusiasts” in a physical, face-to-face forum.

These offerings, combined with Hagerty’s status as a global leader for classic and collector car insurance, underline McKeel’s goal of building his parents’ company into what he calls a membership organization and an “automotive lifestyle brand. We don’t brand ourselves as an insurance company. We are partners to car people, and we serve them and help them to enjoy their hobby and pastime. Insurance is still the biggest part of revenue, but we interface with people through our media, like our magazines, our huge amount of digital properties,” Hagerty said.

“I think the big difference in why we want to be a membership-based organization [rather than just a service organization] is the idea of community,” Foster said. “When you think about your relationship with DTE Energy, you probably don’t feel that excited to talk to them about energy usage, or to talk to other energy customers and compare how they use electricity versus you. That sort of stuff is just not that interesting – and neither, really, is insurance. The crystal moment for Hagerty was when McKeel realized that the key to being successful in the collector car insurance world was to talk to your customers about cars and not about insurance. What he discovered, in doing that, was that there’s this incredible community out there. We estimate there are around 69 million auto enthusiasts [in the United States alone]. What our membership strategy allows us to do is to engage with our customers on that community level.”

Saving Driving

A 2016 Washington Post story asked, “Is the car culture dying?” The article explored how the number of younger drivers in the U.S. had been dipping over the course of several decades, and explored a larger decline in American automotive enthusiasm.

According to the article, between 1983 and 2010, the percentage of 16-year-olds in the U.S. with driver’s licenses fell from 46 percent to 28 percent. Among 17-year-olds, the drop was even bigger: 69 percent to 46 percent. At the time the article was published, those trends were still continuing, with 2014 seeing the lowest number of 16-year-old drivers “since the 1960s.”

The factors among millennials and Gen Z generational cohorts are many: Cars are expensive to buy, fuel, and maintain, and more young people have substantial college debt. The rise of ridesharing services like Uber and Lyft has made it more feasible to go without a car. And concern over climate change has noticeably cooled America’s love affair with cars and driving – especially as a hobby.

Against this challenging backdrop, Hagerty set an ambitious core mission: to save driving for future generations. During Frank and Louise Hagerty’s 20th century, America’s identity seemed forever intertwined with the automobile and the possibility of the wide-open road. But in 2021 – with stick-shifts and cruise nights and drive-ins all but gone – America’s relationship with the automobile had changed.

So let’s save driving, McKeel declared. And that simple but steeply uphill mission binds all of Hagerty’s disparate threads together. Insuring the world’s classic and collector vehicles is a way to preserve crucial automotive history. Hagerty’s YouTube series and entertainment aspects are geared toward cultivating the next generation of car culture – and toward engaging a younger demographic that, in Foster’s words, “largely learns automotive through two avenues: YouTube and video games.”

And Hagerty’s drive into the event space will help cement the company as the go-to authority among enthusiasts. As Foster noted, Hagerty’s presence at car shows and events isn’t a new thing. Whether through sponsorship, attendance, or hosting, Hagerty “participates in over 3,500 events in the United States alone every year.” These events afford Hagerty major visibility, as well as opportunities to engage face-to-face with both car aficionados and the monied global sponsors like McLaren and Rolex.

At the recent high-brow Pebble Beach Concours d’Elegance, Hagerty served as media partner. Anyone looking to follow Pebble Beach from afar did so not via CBS or Motor Trend, but through an exclusive livestream on Hagerty’s platforms.

The push to actually own and operate events is a newer piece of the puzzle – and one that has drawn a bit of concern from auto enthusiasts. In a recent article in the automotive news magazine The Drive explored the wariness some car fans feel about Hagerty “snapping up so many prime events” and about the potential “homogenization” that could result from allowing “one company to have so much influence.”

But McKeel Hagerty assured readers and car fans that yes, standardization for logistics like ticketing, registration, and security made sense, but added that the unique characteristics that define each event will indeed be preserved.

Foster echoes the sentiment, adding that Hagerty’s primary motivation in building its event portfolio is less about getting more things under the Hagerty umbrella than about making sure these events even continue to exist.

“A lot of the major car events were started in the 1970s and 1980s, by people in their 40s and 50s,” Foster explained. “[That age range] is when people tend to have the wealth and the time to dedicate to collecting [cars] and creating car events. Those people are now getting to a point in their life where they want to transition out of ownership, or they’re looking at a life change. They’ve been looking to partners who can carry on the legacy, and whose mission aligns with them. This has been the beautiful thing about some of our acquisitions, is [the event founders] really are trusting something they’ve built over to us. And we feel the obligation to honor that trust and continue to carry out the event in the way that it was always intended. Yes, modernize it. Yes, elevate it. Maybe bring in some younger consumers. Maybe change some of the ways that the event might be executed. All of that evolution should be positive. But it needs to also honor the history of it, and I think our approach to those events has been that way.”

Car People: It all comes back to them

You’ll see cars in the Hagerty headquarters, and you’ll see the company in some form or another at virtually every automotive event in the world. But ask most members of the Hagerty team what they see as the secret to the business’s success, and they won’t talk about gears. They’ll tell you about the people.

There’s the community of car lovers that Hagerty has embraced and served for decades now, but under the hood is Hagerty’s own workforce.

Hagerty employs 1,550 worldwide, 760 of those based in Traverse City, a statistic that makes Hagerty the town’s single biggest employer. And while many local employers have struggled to find, recruit, hire, and retain workers in recent years, Hagerty has continued to excel in recruiting top talent to northern Michigan.

“A company becomes who they hire,” Butcher said. “The magic at Hagerty, I think, has been our insistence on hiring really, really talented, culturally fitting professionals. And those folks in turn attract other likeminded, quality folks. And then once [those hires] get here, you need to ‘re-recruit’ your people every day, by providing them an environment where they can be their best selves at work. People don’t want to come to work to be told what to do; they want to be told why. Then, if you’ve hired the right people – and if you’ve got great leadership that helped [those employees] unleash their capabilities – you don’t need to tell them what to do; they’ll tell you what the company needs to do.”

That focus on growing leaders at every level of the organization, Champagne said, is a defining aspect of Hagerty’s company culture, which revolves around the concept of “growth mindset”: As the company grows and evolves, employees should evolve with it. The result makes the business and its workers more innovative, agile, and adaptable.

The culture has taken hold over the years. With a sprawling headquarters right in the heart of downtown Traverse City, Hagerty created a community of employees who not only convened to work at the office every day, but who also worked out together at the on-site employee gym, showed off their own automobiles during Friday morning employee car shows, met at the on-site coffee shop, or enjoyed lunch or after-work drinks at downtown TC establishments.

  Since the start of the pandemic, however, that culture has been tested. Champagne noted that, while Hagerty has “done some initial exploration of having 35-40 percent of our employees coming back on a regular basis,” there have been some challenges with reverting back to in-the-office work. Those hurdles range from ongoing concerns about COVID-19, to downtown Traverse City bridge construction that has made getting to Hagerty’s offices a challenge, to the local shortage of childcare opportunities.

Still, Champagne and McKeel Hagerty are cognizant of the ways in which Hagerty’s company culture has historically been tied to a physical workspace – and of how much economic benefit a business of Hagerty’s size can have for downtown Traverse City.

“I think our teams are dying to get back,” McKeel said. “We are still meeting, and we were testing [for COVID] very early on. But very few are back in the office on a daily basis. We’ve learned you can hire great talent that wants to work from home, but that culture is about getting people together. And when you’re recruiting people, they want to come to an actual place. The plan was to, after Labor Day, move to a hybrid three-days-a-week in the office plan. But now, without requiring a proof of vaccination — which we are considering — we’re just not there. And it’s kind of sad, because I love our office spaces. But we will be back soon.”

The Next Destination: Future roads

The merger with Aldel Financial and the move to go public means that, very soon, Hagerty will be kicking off a brand-new era. So, what will that future hold?

According to CFO Fred Turcotte, the hope is that going public will yield “no change in the way that we approach our business.” The Hagerty family will maintain majority ownership of the business, the company will stay based in Traverse City, and the focus on saving driving and car culture will remain Hagerty’s true north.

What the merger will do is provide Hagerty with a significant influx of cash – some $275 million to the balance sheet – which will in turn help make this local brand even bigger and more global.

“We’re building momentum and we’re growing,” Turcotte said. “And this investment that we’re receiving as part of this transaction will accelerate the growth. It will protract the growth, make it longer. It’ll give us opportunities to fill in some of the gaps where we think we can add value.”

What are some of those gaps? A key one, Turcotte said, is the option to offer equity plans to current and future employees. As Hagerty expands beyond its roots as an insurance company, Turcotte thinks attracting top talent will mean competing with a different tier of employers. Being able to offer equity, he said, gives Hagerty a brand-new “currency” for attracting candidates.

“Heretofore, our currency [for attracting talent] was cash,” Turcotte explained. “Being a public company, you have another tool in your toolbox: You can use shares of stock to attract a talent that, otherwise, you wouldn’t be able to attract, because that particular talent is biased to having some form of ownership in the company.”

Hagerty has set some lofty financial goals: It projects a 27 percent compounded annual growth rate between now and 2025, with membership representing 8-9 percent of overall revenues.

To reach those projections, some of Hagerty’s future plans are already coming into focus. Here are a few highlights:

•	This fall, Hagerty will launch a new web series in partnership with MotorTrend – the brand and magazine known for its trusted “Car of the Year” award. The series, called The Driver Within, will follow a “semi-pro motorsports team as they’re chasing a national championship,” according to Foster, and will put Hagerty’s brand and content in front of MotorTrend’s 40 million streaming subscribers.

•	Expect the Hagerty event portfolio to continue growing in the coming years. Foster said the company is being “very strategic about the [events] that we acquire,” but that “we have our eye on some that we’d love to acquire.”

•	Kelly Smith, Hagerty’s chief strategy officer, said Hagerty’s digital platforms will see notable improvements in the future, leading to what he calls “a substantially better experience almost everywhere” for members. Examples include “membership tools for people going to car shows, to know what events to attend or to make it easier to get in; a mobile app to call for and experience a much better roadside experience; an easier way to search and browse car valuations; an easier way to search, browse, and enjoy yourself consuming more automotive media easier, wherever you are; [and] easier ways to check in and out of our physical locations.”

•	In addition to its Traverse City hub, Hagerty has offices in Golden, Colorado; Dublin, Ohio; Richmond Hill, Ontario; and London, England. Those offices allow Hagerty to operate in the United States, Canada, and the United Kingdom (UK). Now, according to Champagne, Hagerty is eyeing expansion into the European Union (EU). Several years ago, the business acquired a “classics and analytics” company in Germany, with the goal of better understanding car values in Germany and throughout the EU. Now, with a new UK managing director set to start work in November, Champagne says Hagerty is poised for “lots of growth potential [that] will likely begin in London and then expand into Germany.”

For his part, Rory Carroll, editor-in-chief at Jalopnik and a major player in automotive media, still thinks the company has plenty of room to grow. Carroll knows Hagerty and  Traverse City: He’s a native and worked as the company’s legislative director from 2006 to 2009.

“Hagerty absolutely owns the classic car niche,” Carroll said. “There’s no one who is serious in the classic car business that doesn’t know Hagerty, or doesn’t recognize them as the 800-pound gorilla [in that space]. I think the challenge for Hagerty now is to go from this monopoly position in the classic car world, to being known outside of that.”

Specifically, Carroll thinks Hagerty’s next big opportunity is to start reaching people who maybe own classic cars, but who aren’t necessarily “enthusiasts” – at least not yet.

“They want to reach that guy who has a Ford Mustang in his garage, but who has never thought about classic car insurance,” Carroll noted. “[There are] people who aren’t plugged into that community. They’re not going to events, and they’re not present in the place that Hagerty has traditionally spent their marketing money. And from a marketing standpoint, to reach those people costs more money. You’re not just buying ads in Hemmings Motor News anymore; you’re buying TV time on real networks on cable, and talking to people who don’t maybe don’t watch MotorTrend TV or go to Barrett-Jackson.”

The good news is that going public should give Hagerty the financial freedom to go after some of those less explored parts of its target audience, or to recruit talent well-versed in those market demographics. And while Carroll is betting that cars and driving will only become more and more of a “niche hobby” in the future – particularly as autonomous vehicles creep toward center stage – he’s also not about to start betting against his former employer.

“If there’s a person who has shown more foresight and interest in [preserving car culture] then McKeel, I don’t know who it is,” Carroll said. “He’s been on this kick for quite awhile. I’ve known him for almost 20 years, and I know he thinks a lot about it. And I also know there are some concrete, achievable things that can get him there, and that can get Hagerty there. So, I’m interested to see how it all shakes out.”

Hagerty Who’s Who:

McKeel Hagerty, chief executive officer: McKeel grew up surrounded by cars, learning at a young age how to restore classic vehicles with his father. Though he earned his insurance license at 18, McKeel initially had other plans for his future, studying philosophy in college (at Pepperdine University) and graduate school (at Boston College). Midway through the grad school program, McKeel decided to rejoin the family business. Back in Traverse City in 1995, McKeel took up the role of vice president at Hagerty, before transitioning to CEO in 2000. In addition to his leadership at Hagerty, McKeel also founded the Historic Vehicle Association, in 2009; worked with the U.S. Department of the Interior to develop the National Historic Vehicle Register, in 2013; served as chairman of the board for the Young Presidents’ Organization, from 2016-2017; and co-founded the Grand Rapids-based venture capital firm Grand Ventures, in 2017. In 2014, America’s Car Museum honored McKeel with the Nicola Bulgari Award, which “recognizes individuals dedicated to preserving America’s automotive heritage.”

Coco Champagne, chief operating officer: A Hagerty employee since 1999, Champagne is the member of the executive leadership team who has been with the company for the longest. She came to Hagerty from a successful seven-year stint as a loan officer for Chase. While her initial job with the business was as manager of sales and service operations, Champagne ultimately joined Hagerty’s human resources team in 2002. She climbed the ranks of the company from there, first becoming senior vice president of HR and “chief people officer”; then becoming chief operating officer, in October 2018.

Kelly Smith, chief strategy officer: Smith, who is responsible for leading Hagerty’s enterprise digital strategy, came aboard with the company in April 2019 after serving similar roles guiding digital transformation at MGM Resorts (as chief digital officer) and Starbucks (as vice president of global digital products). Prior to those roles, Smith had a successful run as an entrepreneur, having founded and led multiple startups from ideation to venture funding and beyond. Smith’s companies have been acquired by entities such as thePlatform (a Comcast company), Cafepress, AlphaGraphics, Betaworks, and more.

Fred Turcotte, chief financial officer: Turcotte joined the Hagerty team in 2008, as CFO and head of strategic ventures and business development. He came to Hagerty from a leadership role with the OneBeacon Insurance Group (since acquired and rebranded as Intact Insurance Specialty Solutions), where he served as senior vice president, treasurer, investor relations officer, and tax director. Turcotte was a key cog in the planning and execution of OneBeach’s $690 million IPO in 2006. In total, Turcotte’s career spans more than 30 years in the insurance industry, including stints with Price Waterhouse and Travelers Insurance.

Jack Butcher, president of global markets: Butcher came to Hagerty in 2018 to lead the company’s growth into global markets. In his previous job, at Marsh & McLennan Agency (MMA) – a leading full-service insurance, retirement, and risk management firm – Butcher had been the national business leader of commercial lines and business development, which accounted for some 45 percent of the company’s revenue. Previously, he held high-level director and vice president roles with Marsh (MMA’s parent company) and acted as president and CEO of MMA during the 2008/2009 launch of the then-new insurance platform.

Stuart Foster, president of automotive business: Foster was hired at Hagerty last fall to lead the company’s automotive strategy, including everything from events to automotive storage to marketing. His resume includes top marketing and branding positions with major, recognizable brands such as Topgolf (as chief marketing officer) and Hilton (as vice president of global marketing for “full-service brands” such as Hilton Hotels & Resorts and DoubleTree by Hilton). While with Hilton, Foster helped develop multiple new brands for the company’s portfolio, including Canopy (intended to have a more “local” feel than many other chain hotels) and the Curio Collection (a more upscale hotel brand). Foster’s background also includes marketing and sales roles with Moët Hennessy and L’Oreal.

Important Information and Where To Find It

Aldel Financial Inc. (“Aldel”) has entered into that certain Business Combination Agreement, dated as of August 17, 2021 (the “Business Combination Agreement”), by and among Aldel, Aldel Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Aldel (“Merger Sub”), and The Hagerty Group, LLC, a Delaware limited liability company (“Hagerty”), pursuant to which: (a) all of the outstanding equity interests of Hagerty will be exchanged for shares of Class V Common Stock and OpCo Units; (b) Merger Sub will be merged with and into Hagerty (the “Merger”), whereupon the separate limited liability company existence of Merger Sub shall cease and Hagerty shall be the surviving company (Hagerty following the Merger is sometimes hereinafter referred to as the “OpCo”) and continue its existence under the Delaware Limited Liability Company Act (the “LLC Act”); (c) the existing limited liability company agreement of Hagerty will be amended and restated in the form attached to the Business Combination Agreement, to, among other things, make Aldel a member of the OpCo; and (d) Aldel will change its name to Hagerty, Inc.(“New Hagerty”) (the Merger and the other transactions contemplated by the Business Combination Agreement are collectively referred to as the “Business Combination”). In connection with the proposed Business Combination, Aldel has filed with the SEC a preliminary proxy statement, and will file, when available, a definitive proxy statement. Promptly after filing its definitive proxy statement with the SEC, Aldel will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the Special Meeting relating to the transaction. INVESTORS AND STOCKHOLDERS OF ALDEL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ALDEL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ALDEL, HAGERTY AND THE BUSINESS COMBINATION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Aldel with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by directing a request to: Aldel Financial Inc., 105 S. Maple Street, Itasca, Illinois 60143.

Participants in the Solicitation

Aldel and its directors and executive officers may be deemed participants in the solicitation of proxies from Aldel’s stockholders with respect to the Business Combination. A list of the names of those directors and executive officers and a description of their interests in Aldel will be included in the proxy statement for the proposed Business Combination and be available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed Business Combination when available. Information about Aldel’s directors and executive officers and their ownership of Aldel common stock is set forth in Aldel’s prospectus, dated April 12, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Business Combination when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Hagerty and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Aldel in connection with the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination will be included in the proxy statement for the proposed Business Combination.

Forward-Looking Statements

This communication contains certain “forward-looking statements” within the meaning of “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this communication regarding the proposed transactions contemplated by the Business Combination Agreement and the Subscription Agreements, including the benefits of the Business Combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Business Combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Aldel’s and Hagerty’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the outcome of any legal proceedings that may be instituted against Aldel or Hagerty following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Aldel and Hagerty, certain regulatory approvals, or satisfy other conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the Business Combination Agreement due to Aldel stockholder redemptions and the failure to obtain replacement financing; (6) the inability to complete the concurrent PIPE; (7) the failure to meet projected development and production targets; (8) the impact of COVID-19 pandemic on Hagerty’s business and/or the ability of the parties to complete the proposed Business Combination; (9) the inability to obtain or maintain the listing of Aldel’s shares of common stock on The New York Stock Exchange following the proposed Business Combination; (10) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (11) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of Hagerty to grow and manage growth profitably, and retain its key employees; (12) costs related to the proposed Business Combination; (13) changes in applicable laws or regulations; (14) the possibility that Aldel or Hagerty may be adversely affected by other economic, business, and/or competitive factors; (15) risks relating to the uncertainty of the projected financial information with respect to Hagerty; (16) risks related to the organic and inorganic growth of Hagerty’s business and the timing of expected business milestones; (17) the amount of redemption requests made by Aldel’s stockholders; and (18) other risks and uncertainties indicated from time to time in the final prospectus of Aldel for its initial public offering dated April 12, 2021 filed with the SEC and the preliminary proxy statement, and when available, a definitive proxy statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Aldel’s other filings with the SEC. Aldel cautions that the foregoing list of factors is not exclusive. Aldel and Hagerty caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Aldel and Hagerty do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Hagerty nor Aldel gives any assurance that either Hagerty or Aldel, or the combined company, will achieve its expectations.

No Solicitation

This communication does not constitute the solicitation of a proxy, consent or authorization with respect to the Business Combination. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act, or an exemption therefrom.